Exhibit 10.38

X-RITE, INCORPORATED

RESTRICTED STOCK AGREEMENT

UNDER THE X-RITE, INCORPORATED

2008 OMNIBUS LONG TERM INCENTIVE PLAN

Grantee:

Social Security Number:

Grant Date:	October 30, 2009	Number of Shares Awarded:

Per Share Fair Market Value on Grant Date:	$

1. Terms. X-Rite, Incorporated (the “Company”) has awarded to Grantee a Restricted Stock award, effective as of the Grant Date. This Agreement is subject to the terms and conditions of the X-Rite, Incorporated 2008 Omnibus Long Term Incentive Plan (the “Plan”), as amended from time to time. All of the defined terms contained in this Agreement shall have the same meaning as is set forth in the Plan. If any inconsistency exists between the provisions of this Agreement and the Plan, the Plan shall govern.

2. Restricted Stock Grant. Effective as of the Grant Date and in line with the recapitalization approved by the shareholders on October 28, 2008, the Company hereby grants the Grantee the number of Shares of the Company’s common stock shown above (the “Shares Awarded”), subject to the restrictions set forth below and in Exhibit A. The Grantee hereby acknowledges and agrees to such restrictions and the other terms and conditions set forth herein. Until the restrictions lapse, the Shares Awarded are not transferable by the Grantee by means of sale, assignment, gift, exchange, pledge or otherwise.

3. Restriction. The Shares Awarded shall be subject to the restrictions placed on the certificates issued to the Grantee representing the Shares as set forth in Exhibit A to this Agreement (the “Restriction Period.”). The release of the restrictions is based on the achievement of certain performance targets outlined in Exhibit A to this Agreement.

4. Forfeiture. In the event the employment relationship between the Company and Grantee terminates during the Restriction Period, the Grantee’s rights with respect to the Shares Awarded shall be forfeited unless they are covered by lapsed vesting restrictions provided in this Section 4. In the event the employment relationship between the Company and Grantee terminates during the Restriction Period due to the Grantee’s retirement at age sixty (60) or greater, death, or disability, the restrictions shall be deemed to have lapsed with respect to that portion of the Shares Awarded which is proportional to the amount of the Restriction Period which has expired. “Disability” means a physical or mental infirmity which impairs the Grantee’s ability to substantially perform Grantee’s duties of the Grantee’s regular occupation with the Company, which continues for a period of at least one hundred and eighty (180) consecutive days.

5. Special Provisions. Participants in the X-Rite, Incorporated Change in Control Severance Plan for Senior Executives (the “Change in Control Plan”) who receive this one-time equity award will not receive accelerated vesting in respect thereof upon a qualifying termination within twenty-four months after the issuance of shares of the Company’s common stock to OEPX, LLC, a Delaware limited liability company managed by One Equity Partners (as described in the Company’s September 26, 2008 Proxy Statement) which occurred on October 28, 2008, unless the qualifying termination is in connection with, or following, a change in control transaction (as defined in the Change in Control Plan) that is consummated after the consummation of such issuance.

6. Adjustments. In the event of any recapitalization of the Company, then the number of Shares shall be appropriately adjusted as provided in the Plan.

7. Procedure on Forfeiture. In the event of any forfeiture under this Agreement, the certificate representing the forfeited Shares shall be returned to the Company immediately on demand. In the event of a failure to comply with any such demand, the Plan authorizes the Company to bring suit to enforce the obligation to return forfeited Shares, and to recover any related costs and expenses, including attorneys’ fees. The Shares are unique property and the Grantee’s obligation to return the forfeited Shares is specifically enforceable by mandatory injunction. Any dispute with respect to the Shares or this Agreement shall be resolved exclusively by the courts seated in Kent County, Michigan, or the Federal District Court for the Western District of Michigan.

8. Post-Employment Competition. In the event the Grantee engages in any activity competitive to any business of the Company that is being actively conducted or planned at the time of termination of Grantee’s employment with the Company, prior to the expiration of two (2) years after such termination of employment, either directly or indirectly, as a proprietor, partner, employee, officer, director, consultant, or holder of any equity interest in any competitive corporation or limited liability company (excluding less than two percent (2%) interest in any publicly traded entity), then Grantee shall forfeit all economic benefits derived by the Grantee with respect to all restricted stock grants granted to the Grantee that were outstanding and not vested as of, or granted after a date, that is six (6) months prior to the date the competitive activity commenced. Forfeiture of economic benefits shall mean payment to the Company of an amount equal to the difference between the price paid by the Grantee for such shares, if any, and the market price for those shares as of the date the restrictions lapsed with respect to those shares.

9. Rights as a Stockholder. The Grantee shall have all the rights of a stockholder of the Company in respect of the Shares Awarded during the Restriction Period, including the right to vote and receive dividends, except for the right to transfer the Shares Awarded as set forth in Section 2.

10. Miscellaneous. This Agreement contains the entire agreement of the parties with respect to its subject matter, and there are no other terms and conditions except as expressly set forth in this Agreement and in the Plan. This Agreement may be amended or modified only by means of a written instrument signed by an authorized representative of the Company and the Grantee. Grantee’s rights pursuant to this Agreement may not be assigned, in whole or in part, directly or indirectly, without the prior written consent of an authorized officer of the Company. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, personal representatives, successors, and permitted assigns.

X-RITE, INCORPORATED

By

I hereby acknowledge that this Restricted Stock Agreement is subject to all of the terms and conditions of the X-Rite, Incorporated 2008 Omnibus Long Term Incentive Plan, and that I have received a copy of the Plan and the Company’s most recent proxy statement and annual report furnished to shareholders. I also understand that important income tax consequences are determined by whether I file an election with the Internal Revenue Service pursuant to Section 83 of the Internal Revenue Code of 1986, as amended, and I am not relying on the Company for any tax advice.

Grantee:

Date:

Exhibit A—Recapitalization Restricted Stock/Unit Award

AWARD

[            ] restricted shares (“RS”), with performance target achievement on an annual or cumulative fiscal calendar basis over each of a three, four and five year period.

Fiscal Calendar
Performance Period	2009	2010	2011	2012	2013
Tranche 1
Tranche 2
Tranche 3

PERFORMANCE TARGETS

Annual—Target Adjusted EBITDA (in millions)
2009	2010	2011	2012	2013

Cumulative—Target Adjusted EBITDA (in millions)
	2009	2010	2011	2012	2013
Tranche 1	$	$	$
Tranche 2	$	$	$	$
Tranche 3	$	$	$	$	$

VESTING

•	Vesting of RS is based on the achievement of annual and/or cumulative adjusted EBITDA targets during the performance period for each fiscal year.

•

The earned RS will be delivered after the performance period’s financial results have been audited and approved by both the Audit Committee and the Compensation Committee of the Board of Directors, generally in the 1st quarter of the year following the performance period.

TAXATION

Generally, under federal income tax rules, an employee receiving a RS Award is not taxed at the time of the grant. Instead, the employee is taxed when the restriction is lifted. The amount of income subject to tax (the “gain”) is the fair market value of the grant at the time of release (number of shares times XRIT closing price on date of release). As many countries other the U.S. treat RS as taxable at issue based on beneficial ownership, we have shifted to issuing Restricted Stock Units (“RSUs”) to non-U.S. employees. In the case of RSUs, the actual shares are not issued until vesting is determined. Although RSUs do not have voting rights or dividend rights (X-Rite does not pay a stock dividend at this time), the recipient is protected from inadvertent tax consequences. All other terms of a RSU award are the same as those of RS.